DURA Automotive	Operating Headquarters	2791 Research Drive	Tel. (248) 299-7500
Systems, Inc.	and Technology Center	Rochester Hills, MI 49309-3575	Fax (248) 299-7501
Separation Agreement
November 1, 2007
Mr. John J. Knappenberger
6385 Hills Drive
Bloomfield Hills, MI 48301
Dear John:
     Please allow this letter to serve as the entire agreement (the “Agreement”) between Dura Automotive Systems, Inc. (the “Company”) and you, John J. Knappenberger (the “Employee”), with respect to certain aspects of the termination of your employment with the Company.
Effective Date
     This Agreement is effective as of the date the Company obtains Bankruptcy Court authorization to enter into this Agreement (the “Effective Date”).
Recitals
     Whereas, the Employee was an employee of the Company and served as Vice President of the Company through the earlier of the Effective Date and November 1, 2007;
     Whereas, the Company determined that the Employee will no longer serve as Vice President, as of the earlier of the Effective Date and November 1, 2007; and
     Whereas, the Company is currently operating as a debtor-in-possession under chapter 11 of the United States Code (the “Bankruptcy Code”), with its cases currently pending before the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).
Duration
     As of the earlier of the Effective Date and November 1, 2007, the Employee will cease to be employed by the Company. The terms of this Agreement shall remain in effect from the Effective Date through November 1, 2008, or the date that is twelve months after the Effective Date, whichever is later (the “Duration”).
     The Duration of this Agreement may be modified only by mutual agreement of the Company and the Employee, evidenced by written confirmation of same.
Payments

To the extent permitted by an order of the Bankruptcy Court.

Accrued Vacation Pay

(i)	The Company shall pay to the Employee an amount equal to the accrued, but unused, vacation time the Employee earned during his employment with the Company. For avoidance of doubt, Employee’s accrued vacation time is eight weeks as of November 1,2007, and shall be paid in a lump sum of approximately $43,366.92 (before taxes and other deductions) (the “Accrued Vacation Pay”), within 5 days of the Bankruptcy Court’s approval of this Agreement, which is an amount equal to Employee’s regular salary for that period of time.

Non-Compete Consideration

(ii)	The Company shall pay the Employee, in consideration for the Employee’s assent to and performance under the non-competition, non-disparagement, non-solicitation and confidentiality provisions herein, a one-time payment of $125,000 (the “Non-Compete Consideration”) within 5 days of the Bankruptcy Court’s approval of this Agreement.

Deferred Compensation Payment

(iii)	Employee shall also receive payment in full of amounts owed pursuant to his participation in the Debtors’ 401(k) Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Payment”). The Deferred Compensation Payment will be determined as of the date the Bankruptcy Court enters an order approving this Agreement and is expected to be in the approximate amount of $215,985.33.
Non-Competition; Non-Disparagement; Non-Solicitation
For the Duration, the Employee will not directly or indirectly:

(i)	Become employed by, consult for, provide or arrange financing for, or own any interest in, any company that is in the same business or substantially the same business as the Company and its affiliates and is a direct competitor of the Company or its affiliates (a “Competing Business”); provided, however, that Employee may own not more than five percent of any class of publicly-traded securities of any legal entity engaged in a Competing Business.

(ii)	Participate in any manner in the Chapter 11 bankruptcy cases involving the Company; provided, however, that, consistent with item (i) above and with his confidentiality obligations under this Agreement, Employee may be employed by parties with an interest in the Company’s chapter 11 cases so long as his duties do not involve the Company, whether directly, indirectly or otherwise; provided further that the prospective employer affirmatively screens him from any and all matters involving the Company or its chapter 11 cases during the Non-Compete Period.

     For the Duration, the Employee will not directly or indirectly, make any oral or written statement or publication with respect to the Company or its affiliates or any stockholders, directors, officers, employees, lenders or their respective affiliates, which disparages or denigrates, or could reasonably be interpreted as, disparaging or denigrating, the Company or any of its affiliates or any stockholders, directors, officers, employees, lenders or their respective affiliates. This section shall not apply to testimony given under oath in any legal or administrative proceeding.
     For the Duration, the Company’s officers will not directly or indirectly, make any oral or written statement or publication with respect to the Employee, which disparages or denigrates, or could reasonably be interpreted as, disparaging or denigrating, the Employee. This section shall not apply to testimony given under oath in any legal or administrative proceeding.
     For the Duration, Employee shall not directly or indirectly through another person or entity (other than in the ordinary course of Employee’s employment with the Company or any of its affiliates (the “Affiliates”)) (i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any Affiliate and any employee thereof (provided, nothing herein shall prohibit normal general advertising), (ii) hire any person who was an employee of the Company or any Affiliate at any time during the twelve month period immediately preceding the date of the intended hire or (iii) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and the Company or any Affiliate (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its Affiliates).
     If, at the time of enforcement of these non-competition, non-disparagement and non-solicitation provisions, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Employee acknowledges that the restrictions contained in these non-competition, non-disparagement and non-solicitation provisions are reasonable and that Employee has reviewed the provisions of this Agreement with Employee’s legal counsel.
     In the event of the breach or a threatened breach by Employee of any of the provisions of these non-competition, non-disparagement and non-solicitation provisions, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Employee of these non-competition, non-disparagement and non-solicitation provisions which is finally determined by a court of competent jurisdiction, the Non-Compete Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.

     Employee’s obligations pursuant to these non-competition, non-disparagement and non-solicitation provisions shall terminate in the event that the Company is in breach of its obligation to pay the Non-Compete Consideration due herein; provided that the Company shall be given prior written notice of any such breach and shall be given up to five business days after receipt of such notice to cure such breach of its payment obligation.
Confidential Information
     In the performance of Employee’s duties as a former officer and employee of the Company, Employee was brought into frequent contact with, had, or may have had access to, and became or may have become informed of confidential and proprietary information of the Company and information that is a trade secret of the Company, or otherwise confidential (collectively, “Confidential Information”). Employee acknowledges and agrees that the Confidential Information was or will be developed by and/or for the Company through the substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company.
     Employee will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner, any Confidential Information of the Company without limitation as to when or how Employee may have acquired such Confidential Information; provided, however, that the foregoing shall not preclude Employee’s disclosure of Confidential Information pursuant to, or as required by, law, subpoena, judicial process or to any governmental agency in connection with any investigation or proceeding of such agency. Employee specifically acknowledges that Confidential Information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably useable form), or maintained in the mind or memory of Employee and whether compiled or created by the Company, which derives independent economic value from not being readily known or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company to maintain the secrecy of Confidential Information, that such Confidential Information is and will remain the sole property of the Company, and that any retention or use by Employee of Confidential Information after the termination of Employee’s employment by the Company will constitute a misappropriation of the Company’s Confidential Information.
     Employee’s obligation of confidentiality under this section will survive, regardless of any termination or other breach of this Agreement or any other agreement, by any party hereto, unless and until such Confidential Information of the Company has become, through no fault of the Employee, generally known to the public or the Employee is required by law (after providing the Company with notice and the opportunity to contest such requirement) to make such a disclosure. Employee’s obligations under this section are in addition to, and not in limitation or preemption of, all other obligations of confidentiality, which Employee may have to the Company under the Company’s policies, general legal or equitable principles or statutes, and which will remain in full force and effect following the Effective Date.
     Upon the earlier of the Effective Date and November 30, 2007, Employee shall deliver to the Company all memoranda, notes, plans, records, reports, computer files, disks and tapes,

printouts and software and other documents and data (and copies thereof) embodying or relating to Confidential Information or the business of the Company or any Affiliates which Employee may then possess or have under Employee’s control.
Waiver of Claims
In exchange for the Non-Compete Consideration, Employee agrees to waive all claims against the Company, including, but not limited to: (i) his filed proofs of claim designated as claim numbers 3056, 3057, 3119, 3551, 3552, and 3553; and (ii) any claims related to the termination of his employment with the Company.
Miscellaneous
     This Agreement contains the entire agreement between the parties with respect to the matters contained herein, superseding any prior oral or written statements or agreements, specifically: Employee’s entitlement to salary, severance, vacation time or payment for unused vacation time, and payment for his non-competition, non-disparagement, non-solicitation and confidentiality covenants.
     The Employee may not assign or delegate any of his rights or obligations under this Agreement without first obtaining the written consent of the Company.
     In the event tile Company is requested to provide details of Employee’s employment or termination of that employment, the Company will indicate that the Company and Employee have severed their relationship, and the Company will furnish a letter of reference substantially in the form of attached Exhibit “A” to this Agreement.
     The Company will permit Employee and his counsel to prior review and approval of any motion filed by the Company with the Bankruptcy Court seeking approval of this Agreement, and any proposed order submitted to the Court for entry on the same subject.
     The terms of this Agreement are severable and may not be amended except in a writing signed by the parties. If any portion of this Agreement is found to be unenforceable, the rest of this agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.
     This Agreement will be governed by and construed in all respects in accordance with the laws of the State of Michigan, without giving effect to conflicts-of-laws principles.
     Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

All notices or other communication described under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:	If to the Company:

Mr. John J. Knappenberger	Dura Automotive Systems, Inc.
6385 Hills Drive	Attn: Theresa Skotak
Bloomfield Hills, MI 48301	2791 Research Dr.
Rochester Hills, MI 48309
[Nothing further on this page]

Please sign below and return a signed copy of this letter to indicate your agreement with its terms and conditions.

Sincerely yours,		Acknowledged and agreed by:

Dura Automotive Systems, Inc.		John J. Knappenberger

By:	/s/ Theresa Skotak	/s/ John J. Knappenberger

Signature		(Signature)

Names:	Theresa Skotak	John J. Knappenberger

Title:	Vice President	(Print name)

Date:	11-2-07	Date:	11-2-07